Exhibit 2

SECURITIES TRANSFER AGREEMENT

THIS SECURITIES TRANSFER AGREEMENT (the “Agreement”) is made as of January 29, 2008, by and among End Point LLC, an Arizona limited liability company (the “Purchaser”), and each of the sellers listed on Exhibit A hereto (each, a “Seller” and collectively, the “Sellers”).

BACKGROUND

A. Sellers now own, in the specific amounts set forth on Exhibit A hereto, a total of 26,899,559 shares of the common stock, $.001 par value per share (the “Company Common Stock”), of Micromed Cardiovascular, Inc., a Delaware corporation (the “Company”), and certain warrants to purchase a total of 3,317,203 shares of Company Common Stock in the aggregate (the “Warrants”). The 26,899,559 shares of Company Common Stock and 3,316,665 Warrants are referred to herein collectively as the “Specified Securities” and, together with any Other Securities, as the “Purchased Securities.” As used herein, “Section 4.9 Purchase Rights” means the anti-dilution rights under Section 4.9 of each of the Securities Purchase Agreements; “Securities Purchase Agreements” means those certain Securities Purchase Agreements, dated as of August 9, 2005, November 29, 2005 and June 13, 2006, respectively, among the Company and the purchasers named therein; and “Other Securities” means the Section 4.9 Purchase Rights and any other shares of Company Common Stock, warrants, options or rights to purchase any shares of Company Common Stock, note or debt instruments, or other securities of the Company of any kind or nature whatsoever owned by the Sellers or any of their respective affiliates (as defined below), other than the Specified Securities.

B. The Sellers now wish to sell, and the Purchaser wishes to purchase, the Purchased Securities for an aggregate purchase price of $2,500,000.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, the parties agree as follows:

SECTION 1
PURCHASE AND SALE OF SECURITIES

1.1 Sale of Securities. The Sellers hereby sell the Purchased Securities to the Purchaser for a total purchase price of $2,500,000 (the “Purchase Price”), such Purchase Price to be paid to the Sellers in the amounts set forth under the heading “Total Purchase Price” in Exhibit A.

1.2 Closing. The purchase and sale of the Purchased Securities hereunder shall take place at a closing (the “Closing”; the date on which the Closing occurs is hereinafter referred to as the “Closing Date”). Upon satisfaction of the conditions set forth in Section 1.3, the Closing of the purchase of the Purchased Securities shall occur at the offices of Feulner Dorris plc, counsel to the Purchaser, 310 South Williams Blvd., Suite 240, Tucson, Arizona 85711 on January 30, 2008, or such other time and location as the parties hereto shall mutually agree. At the Closing:

(a) the Purchaser shall deliver to each Seller or its designee by wire transfer, cashier’s check or certified checks from a bank acceptable to the Seller, or such other method of payment as the Seller shall approve, an amount equal to the Seller’s pro rata portion of the Purchase Price;

(b) each Seller shall deliver an irrevocable direction to its custodian to transfer the shares of Company Common Stock to the Purchaser or as the Purchaser may direct and the warrant agreement or certificate and any other appropriate instrument(s) representing the Warrants and, if applicable, Other Securities held by each of them, and any other documents reasonably acceptable to the Purchaser evidencing the transfer of the Purchased Securities from each Seller to Purchaser (it being understood and agreed that, to the extent any share certificates, warrant agreements or certificates, or similar instruments have been lost or destroyed, the applicable Seller shall execute and deliver to the Company appropriate affidavits of loss and cause the Company to deliver new instruments to Purchaser in connection with the Closing).

1.3 Conditions to Closing.

(a) Conditions to Purchaser’s Obligations at the Closing. Purchaser’s obligations to purchase the Purchased Securities at the Closing are subject to the satisfaction, at or prior to such Closing, of the following conditions:

(i) The representations and warranties made by the Sellers in Section 2 shall be true and correct in all material respects as of the Closing with the same force and effect as if they had been made as of the Closing, and each of the Sellers shall have performed all obligations and conditions herein required to be performed or observed by it on or prior to the Closing.

(ii) As of the Closing, the purchase and sale of the Purchased Securities shall be legally permitted by all laws and regulations to which Purchaser and/or the Sellers are subject.

(iii) Each Seller shall have obtained any and all consents, permits and waivers necessary or appropriate for consummation of the transactions contemplated by the Agreement.

(iv) There shall have been no change in the authorized capital stock of the Company since December 31, 2006.

(b) Conditions to Obligations of the Sellers. The obligation of the Sellers to sell the Purchased Securities at the Closing is subject to the satisfaction, on or prior to such Closing, of the following conditions:

(i) The representations and warranties in Section 3 made by Purchaser shall be true and correct in all material respects at the date of the Closing, with the same force and effect as if they had been made on and as of said date.

(ii) Purchaser shall have performed and complied with all agreements and conditions herein required to be performed or complied with by Purchaser on or before the Closing.

1.4 Termination. This Agreement may be terminated prior to the Closing as follows:

(a) by either party if the Closing has not occurred by the close of business on March 1, 2008, provided that the party electing to terminate this Agreement under this Section 1.4(a) is not in default of any of its obligations hereunder;

(b) by mutual written consent of Purchaser and the Sellers.

SECTION 2
REPRESENTATIONS AND WARRANTIES OF THE SELLERS

Each Seller hereby severally warrants to the Purchaser, and agrees to, the following:

2.1 Formation and Status of Seller. The Seller is duly incorporated or formed and validly existing under the laws of the Cayman Islands.

2.2 Due Authorization. This Agreement has been duly and validly authorized, executed and delivered by, or on behalf of, the Seller, and, assuming the due authorization, execution and delivery by the Purchaser, constitutes a valid and binding obligation of the Seller enforceable against the Seller in accordance with its terms except as such enforceability may be limited by principles of public policy and subject to the laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies. All other documents to be authorized, executed and delivered by the Seller will be duly authorized, executed and delivered by the Seller and will be valid and binding obligations of the Seller enforceable in accordance with their respective terms, except as such enforceability may be limited by principles of public policy and subject to the laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies.

2.3 No Violation. Neither the execution and delivery of this Agreement nor the performance by the Seller of its obligations hereunder will conflict with any agreement or commitment to which the Seller is a party, or violate any statute or law or any judgment, decree, order, regulation or rule of any court or other any governmental or regulatory authority, domestic or foreign (each a “Governmental Entity”) applicable to the Seller. There are no legal proceedings pending, or to the Seller’s knowledge, threatened, against such Seller that questions the validity of the Agreement or would prevent consummation of the transactions contemplated hereby (the “Contemplated Transactions”). The Seller is not a party or subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality.

2.4 No Consent Needed. To Seller’s knowledge, no consent, waiver, approval, order or authorization of, or declaration, filing or registration with, any Governmental Entity or any third party is required to be made or obtained by the Seller in connection with the execution and delivery by the Seller of this Agreement or the performance by the Seller of its obligations hereunder or the consummation by the Seller of the Contemplated Transactions, except for applicable requirements, if any, of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or any state securities or “blue sky” laws (“Blue Sky Laws”).

2.5 Tax and Legal Matters. The Seller has had an opportunity to review with its own tax and legal advisors the tax and legal consequences to the Seller of the Contemplated Transactions. The Seller understands that it must rely solely on its advisors and not on any statements or representations by the Purchaser, or any of its agents. The Seller further understands that it shall be responsible for its own tax liability that may arise as a result of the Contemplated Transactions.

2.6 Ownership of Company Shares. Seller is the sole record and beneficial owner of the number of shares of Company Common Stock, the Warrants and, if applicable, Other Securities set forth next to its name on Exhibit A, and such securities are not and will not at any time prior to or at the Closing be subject to any lien or to any rights of first refusal of any kind. Except as set forth in this Agreement or a schedule hereto, there are no options, warrants, calls, rights, commitments or agreements of any character, written or oral, to which the Seller is a party or by which it is bound obligating the Seller to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold repurchased or redeemed, any shares of Company Common Stock, Warrants or, if applicable, Other Securities or obligating the Seller to grant or enter into any such option, warrant, call, right, commitment or agreement and there will be no such agreements at any time prior to or at the Closing. The Seller has or prior to the Closing will have good and valid title to, and has the sole right to transfer such shares of Company Common Stock, Warrants and, if applicable, Other Securities. Such interests, as reflected on Exhibit A hereto, constitute all of shares of Company Common Stock, Warrants or Other Securities or rights to acquire any debt or equity securities of the Company of any kind or nature whatsoever owned, beneficially or of record, by the Seller. The Purchaser will receive good and valid title to such shares of Company Common Stock, Warrants and, if applicable, Other Securities in accordance with the Contemplated Transactions, subject to no claim, or lien retained, granted or permitted by the Seller. Without limiting the foregoing, the Seller has not granted any proxy or entered into or agreed to be bound by any voting trust with respect to any Purchased Securities. Except as contemplated in this Agreement, the Seller has not engaged in any sale or other transfer of its shares of Company Common Stock, Warrants or, if applicable, Other Securities in contemplation of the Contemplated Transactions.

2.8 Change in Capitalization. No Seller has voted in favor of the approval of, nor provided any proxy, authorization or consent to approve, any increase in the authorized number of shares of Company Common Stock, Preferred Stock or any Other Securities.

2.9 Absence of Claims by the Seller. As of the Closing Date, the Seller will have no claim against the Company or the Purchaser under any contract or on any other legal basis whatsoever, except for a claim against the Purchaser for the Purchaser’s failure, if any, to pay the Purchase Price as specified in Section 1.1.

2.10 Brokers or Finders. The Seller has not engaged any brokers, finders or agents, and the Purchaser has not incurred, and will not incur, directly or indirectly, as a result of any action taken by the Sellers, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with the Agreement. In the event that the preceding sentence is in any way inaccurate, the Seller hereby agrees to indemnify and hold harmless the Purchaser from any liability for any such commission or compensation in the nature of a brokerage or finder’s fee or agent’s commission (and the costs and expenses of defending against such liability or asserted liability) for which the Purchaser or any of its officers, partners, employees or representatives is responsible.

2.10 Rights and Stock Ownership. The Seller agrees that, effective as of the Closing, the Seller will no longer have any of the rights in respect of the Purchased Securities and neither the Seller nor any of its affiliates (as defined below) will hold any shares of Company Common Stock, warrants or options to purchase any shares of Company Common Stock, or other securities of the Company.

2.11 Investment Experience. The Seller is experienced in evaluating the unregistered securities of companies, has such knowledge and experience in financial or business matters that the Seller is capable of evaluating the merits and risks of the sale of the Purchased Securities, and has made an informed decision to sell the Purchased Securities. The Seller is aware that the Purchaser and the Company may entertain discussions and negotiations with respect to a possible financing, business combination or other transaction now or hereafter involving the acquisition of additional Company securities by the Purchaser on such terms and conditions as the Company and the Purchaser may agree.

2.12 Agreements Valid. Each of the following agreements to which such Seller is a party (each of which is attached hereto) is a true and correct copy of the final, executed version of each such agreement, and, as to such Seller, is in full force and effect and represents a valid and binding agreement between the parties thereto as of immediately prior to the Closing: the Warrants, attached as Exhibit B, and each of the Registration Rights Agreements by and among the Company, the Sellers, Hunter World Markets, Inc. and the other purchasers signatory thereto, dated August 9, 2005, November 29, 2005 and June 13, 2006 (collectively, the “Rights Agreement”), in the form attached as Exhibit C.

SECTION 3
INVESTMENT REPRESENTATIONS OF THE PURCHASER

The Purchaser represents and warrants to the Sellers, and agrees to, the following:

3.1 Formation and Status of Purchaser. The Purchaser is a limited partnership duly formed and validly existing under the laws of the State of Arizona.

3.2 Due Authorization. This Agreement has been duly and validly authorized, executed and delivered by, or on behalf of, the Purchaser, and, assuming the due authorization, execution and delivery by the Seller, constitutes a valid and binding obligation of the Purchaser enforceable against the Purchaser in accordance with its terms except as such enforceability may be limited by principles of public policy and subject to the laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies. All other documents to be authorized, executed and delivered by the Purchaser will be duly authorized, executed and delivered by the Purchaser and will be valid and binding obligations of the Purchaser enforceable in accordance with their respective terms, except as such enforceability may be limited by principles of public policy and subject to the laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies.

3.3 No Violation. Neither the execution and delivery of this Agreement nor the performance by the Purchaser of its obligations hereunder will conflict with any agreement or commitment to which the Purchaser is a party, or violate any statute or law or any judgment, decree, order, regulation or rule of Governmental Entity applicable to the Purchaser. There are no legal proceedings pending, or to the Purchaser’s knowledge, threatened, against such Purchaser that questions the validity of the Agreement or would prevent consummation of the Contemplated Transactions. The Purchaser is not a party or subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality.

3.4 No Consent Needed. To Purchaser’s knowledge, no consent, waiver, approval, order or authorization of, or declaration, filing or registration with, any Governmental Entity or any third party is required to be made or obtained by the Purchaser in connection with the execution and delivery by the Purchaser of this Agreement or the performance by the Purchaser of its obligations hereunder or the consummation by the Purchaser of the Contemplated Transactions, except for applicable requirements, if any, of the Exchange Act or Blue Sky Laws.

3.5 Investment Intent. The Purchaser is acquiring the Purchased Securities for investment for its own account, not as a nominee or agent and not with a view to, or for resale in connection with, any distribution thereof, and has no present intention of selling, granting participation in, or otherwise distributing the Purchased Securities. The Purchaser further represents that the Purchaser does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer, or grant participation to such person or to any third person, with respect to any of the Purchased Securities. The Purchaser understands that the Purchased Securities have not been registered under the Securities Act, and are not required to be registered by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent as expressed herein.

3.6 Investment Experience. The Purchaser is experienced in evaluating and investing in the unregistered securities of companies, can bear the economic risk of this investment and has such knowledge and experience in financial or business matters that the Purchaser is capable of evaluating the merits and risks of the investment in the Purchased Securities. The Purchaser understands that an investment in the Company involves substantial risks. The Purchaser further understands all of the risks related to the purchase of the Purchased Securities and that the purchase of the Purchased Securities will be a highly speculative investment. The Purchaser is able, without impairing its financial condition, to hold the Purchased Securities for an indefinite period of time and to suffer a complete loss of its investment.

3.7 Accredited Investor Status. The Purchaser is an “accredited investor” as such term is defined under Rule 501 of Regulation D, promulgated under the Securities Act.

3.8 Investigation. The Purchaser is aware of the Company’s business affairs and financial condition, and has acquired sufficient information about the Company to reach an informed and knowledgeable decision to acquire the Purchased Securities. The Purchaser further represents and acknowledges that the Purchaser is solely responsible for its own due diligence investigation of the Company and for its own analysis of the terms, merits and risks of this investment.

3.9 Transfer Restrictions.

(a) The Purchaser is aware of the provisions of Rule 144, promulgated under the Securities Act which, in substance, permits limited public resale of “restricted securities” in a non-public offering subject to the satisfaction of certain conditions, including, in case the securities have been held for less than two years: (1) the resale occurring not less than one year after the party has purchased and paid for the securities to be sold; (2) the availability of certain public information about the Company; (3) the sale being made through a broker in an unsolicited “broker’s transaction” or in transactions directly with a market maker (as that term is defined under the Exchange Act); and (4) the amount of securities being sold during any three-month period not exceeding the specified limitations stated therein.

(b) The Purchaser further understands that in the event all of the applicable requirements of Rule 144 are not satisfied, registration under the Securities Act or compliance with a registration exemption will be required; and that, notwithstanding the fact that Rule 144 is not exclusive, the staff of the Securities and Exchange Commission has expressed its opinion that persons proposing to sell private placement securities other than in a registered offering and otherwise than pursuant to Rule 144 will have a substantial burden of proof in establishing that an exemption from registration is available for such offers or sale, and that such persons and their respective brokers who participate in such transactions do so at their own risk.

SECTION 4
CERTAIN COVENANTS; GENERAL PROVISIONS

4.1 Certain Covenants.

(a) Without the prior written approval of the Purchaser, no Seller shall vote in favor of the approval of, nor provide any proxy, authorization or consent to approve:

(i) the Company or any of its subsidiaries entering into any transaction or making or entering into any contract or agreement which by reason of its size or otherwise is not in the ordinary course of business consistent with past practice;

(ii) the Company or any of its subsidiaries entering into or agreeing to enter into any asset sale, material lease, merger or consolidation or business combination with, any corporation or other entity, or engaging in any new business or investing in, making a loan, advance or capital contribution to, or otherwise acquiring the securities of, any other person or entity; or

(iii) any increase in the authorized number of shares of Company Common Stock, Preferred Stock or any Other Securities.

(b) No Seller shall grant any proxy or enter into or agree to be bound by any voting trust with respect to any Purchased Securities nor shall any Seller enter into any shareholder agreements or arrangements of any kind with any person with respect to any Purchased Securities inconsistent with the provisions of this Agreement (whether or not such agreements and arrangements are with other Sellers or holders of securities who are not parties to this Agreement), including agreements or arrangements with respect to the acquisition, disposition or voting (if applicable) of any Purchased Securities nor shall any Shareholder act, for any reason, as a member of a group or in concert with any other persons in connection with the acquisition, disposition or voting (if applicable) of any Purchased Securities in any manner which is inconsistent with this Agreement.

4.2 Governing Law. This Agreement shall be governed in all respects by the internal laws of the State of Delaware without regard to principles of conflicts of law.

4.3 Entire Agreement; Amendment. This Agreement represents the entire agreement among the parties with respect to the purchase of Purchased Securities. Except as expressly provided herein, neither this Agreement nor any term hereof may be amended, waived, discharged or terminated other than by a written instrument signed by the party against whom enforcement of any such amendment, waiver, discharge or termination is sought. The Sellers agree that any amendment, waiver, discharge or termination shall be binding upon and effective against all Sellers if such amendment, waiver, discharge or termination is signed by the Sellers selling a majority of the Purchased Securities.

4.4 Notices. Any notice, demand or request required or permitted to be given by the Seller or the Purchaser pursuant to the terms of this Agreement shall be in writing and shall be deemed given when delivered personally or, if sent by mail, at the earlier of its receipt or 72 hours after the same has been deposited in a regularly maintained receptacle for the deposit of the United States mail, addressed and mailed to the parties at the following addresses or such other address as a party may request by notifying the other in writing:

If to Purchaser:	With a copy to:

End Point LLC 1600 N. Kolb Road #118 Tucson, Arizona 85715 Facsimile: (520) 844-3390 Attn: David Mackstaller	Feulner Dorris plc 310 South Williams Blvd. Tucson, Arizona 85711 Facsimile: (520) 624-7034 Attn: John W. Dorris, Esq.

If to Sellers:	With a copy to:

c/o Absolute Capital Management Governors Square Suite 4-212 23 Lime Tree Bay Avenue P.O. Box 10630 Grand Cayman KY1-1006 Cayman Islands Facsimile: (345) 943-3636	Glenn Kennedy General Counsel Absolute Capital Management Governors Square Suite 4-212 23 Lime Tree Bay Avenue P.O. Box 10630 Grand Cayman KY1-1006 Cayman Islands Facsimile: (345) 943-3636

4.5 Assignment. This Agreement will be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. Nothing in this Agreement will create or be deemed to create any third party beneficiary rights in any person or entity not a party to this Agreement except as provided below. No assignment of this Agreement or of any rights or obligations hereunder may be made by either the Sellers or the Purchaser (by operation of law or otherwise) without the prior written consent of the other parties hereto and any attempted assignment without the required consents will be void; provided, however, that the Purchaser may assign this Agreement and any or all rights or obligations hereunder (including, without limitation, the Purchaser’s right and obligation to purchase the Shares and the Purchaser’s rights to seek indemnification hereunder) to any person that is both (i) an affiliate of the Purchaser or its manager(s) and (ii) an “accredited investor” within the meaning of Regulation D promulgated under the Securities Act. Upon any such permitted assignment, the references in this Agreement to the Purchaser will be deemed to apply to any such assignee unless the context otherwise requires and End Point LLC shall be discharged and released from any and all obligations hereunder. For purposes of this Agreement, “Affiliate” means any person or entity directly or indirectly controlling, controlled by, or under common control with another person or entity, or as set forth in Rule 12b-2 of the regulations promulgated under the Exchange Act, and “Control,” “controlled” and “controlling” means the power to direct or cause the direction of the management and policies of a person or entity and shall be deemed to exist if any person or entity directly or indirectly owns, controls, or holds the power to vote fifty percent (50%) or more of the voting securities of such other person or entity.

4.6 Further Assurances. The parties agree to take all such further action(s) and execute and delivery such instruments as may reasonably be necessary to carry out and consummate this Agreement and the transactions contemplated hereby. Without limiting the foregoing, each Seller hereby agrees that, if and to the extent that any of its affiliates own any other shares of Company Common Stock, warrants, options or rights to purchase any shares of Company Common Stock, note or debt instruments, or other securities of the Company of any kind or nature whatsoever, Sellers shall cause any such securities to be sold and delivered to Purchaser at the Closing without payment of any additional consideration by Purchaser, it being the express intent and agreement of the parties that Sellers and their respective affiliates sell their entire interest in the Company to Purchaser pursuant to the terms of this Agreement.

4.7 No Waiver. Either party’s failure to enforce any provision or provisions of this Agreement shall not in any way be construed as a waiver of any such provision or provisions, nor prevent that party thereafter from enforcing each and every other provision of this Agreement. The rights granted both parties herein are cumulative and shall not constitute a waiver of either party’s right to assert all other legal remedies available to it under the circumstances.

4.8 Descriptive Headings. The descriptive headings herein have been inserted for convenience only and shall not be deemed to limit or otherwise affect the construction of any provisions hereof.

4.9 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original and all of which shall constitute the same instrument, but only one of which need be produced.

[remainder of the page intentionally left blank]

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the day and year first set forth above.

SELLERS:

ABSOLUTE RETURN EUROPE FUND LIMITED

By:
Name:
Title:

ABSOLUTE OCTANE MASTER FUND LIMITED

By:
Name:
Title:

ABSOLUTE EAST WEST MASTER FUND LIMITED

By:
Name:
Title:

ABSOLUTE GERMANY FUND LIMITED

By:
Name:
Title:

ABSOLUTE LARGE CAP MASTER FUND LIMITED

By:
Name:
Title:

ABSOLUTE EUROPEAN CATALYST FUND LIMITED

By:
Name:
Title:

[SIGNATURE PAGE TO SECURITIES TRANSFER AGREEMENT]

PURCHASER:

END POINT LLC

By:
Name: David Mackstaller
Title: Manager

[SIGNATURE PAGE TO SECURITIES TRANSFER AGREEMENT]

EXHIBIT A
SELLERS

		NUMBER OF
	NUMBER OF	SP3 29-05-2009	TOTAL
SELLER	COMMON SHARES	WARRANTS	PURCHASE PRICE
Absolute Return Europe Fund Limited	10,029,827	1,333,333	$932,155.34
Absolute Octane Master Fund Limited	9,252,078	833,333	$859,872.66
Absolute East West Master Fund Limited	2,621,600	833,333	$243,647.12
Absolute European Catalyst Fund Limited	4,734,441	zero	$440,011.02
Absolute Germany Fund Limited	100,000		9,293.82
Absolute Large Cap Master Fund Limited	161,613	317,204	15,020.04

Total	26,899,559	3,317,203	$2,500,000.00

EXHIBIT B
WARRANTS

EXHIBIT C
RIGHTS AGREEMENT